Integrated Environmental Technologies Enters Exclusive Agreement with Benchmark Energy Products, L.P.

Wednesday April 25, 9:15 am ET

Integrated Environmental Technologies Signs Initial-Terms Agreement with Subsidiary of Benchmark Performance Group for Exclusive Distribution Rights in the Oil and Gas Industry

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced today that it's wholly-owned subsidiary, I.E.T., Inc., has entered into an exclusive agreement for its proprietary EcaFlo® devices and EcaFlo® fluids with Benchmark Energy Products, L.P. (Houston, Texas), one of the world's leading oil and gas industry specialty chemical and service providers. IET has delivered an EcaFlo® Model C-102 to Benchmark for lab testing as a part of Benchmark's first order with IET for a series of EcaFlo® Model C-104 units. Benchmark, which has been expanding its menu of environmentally-responsible products for the pressure pumping services industry, will market EcaFlo® solutions as biocides for treating frac water to retard the growth of non-public health microorganisms and protect fracturing fluids, polymers, and gels without the use of hazardous chemicals and to treat produced waters.

IET's EcaFlo® equipment produces two types of environmentally-responsible, cost effective solutions: EcaFlo® Anolyte, a broad-spectrum, non-hazardous, neutral pH, "natural" germicidal agent used to manage all types of bacteria, fungi, and microorganisms, and Catholyte, an anti-oxidizing, "green" solution used as a degreaser or detergent.

Wayne Kinsey, President and CEO of Benchmark Performance Group, Inc. said, "Both Benchmark and IET recognize the growing importance of cost-effective, environmentally-responsible methods for controlling unwanted microorganisms in the waters that are used and produced in the process of drilling and treating oil and gas wells. We've been moving all of our fracturing fluid additives 'green' for several years now, and with EcaFlo® solutions we have the opportunity to become not just a supporter, but the leader of the oil and gas industry's movement to protect and conserve a precious natural resource - water. IET's Anolyte product will allow us (Benchmark) to offer our customers a totally new, cost-efficient, environmentally-friendly way to treat the 'make-up waters' used in fracturing fluids so they become virtually bacteria-free, making the fluids more effective down-hole. Perhaps more significantly, Anolyte is a powerful, non-hazardous biocide that can be used to treat the billions of gallons of water produced along with the oil and gas. By treating those produced waters to effectively eliminate all bacteria, they can be recovered and reused in new fracturing applications, significantly reducing both the need for costly 'waste water' disposal and, more importantly, the need for 'new' clean water. It's actually a cradle to cradle way to recycle the water. It's a technology that not only makes economic sense, but also has tremendous environmental benefits - two things we're all looking for."

William Prince, President and CEO of Integrated Environmental Technologies, said, "Continuing to build upon our emerging relationship with Benchmark, a leading provider of specialty chemicals in the oil and gas industry, will allow us to greatly further the awareness of EcaFlo® solutions worldwide while we receive sustaining technology fees from this 'partner' as they (Benchmark) sell our EcaFlo® fluids." Prince added, "To be associated with such a world-class company as Benchmark is a great compliment to IET. We will continue to work hard to move ahead together with Benchmark in this industry, so that this alternative to many hazardous chemicals may become the industry standard."

About Benchmark Performance Group: Benchmark is a manufacturer and supplier of, among other things, specialty chemicals, compounds, and additives developed for industrial and oilfield applications, including, but not limited to, proprietary cross-linkers, polymers, polymer slurries, and other fluid additives used in oil and gas well cementing, stimulation, and production fluids. www.benchmark-research.com

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Forward-Looking Statements: The statements in this press release regarding the sale of EcaFlo® equipment and/or any further agreements with Benchmark Performance Group, Inc. and/or Benchmark Energy Products, LP., future opportunities and any other effect, result, or aspect of the agreement and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of EcaFlo® fluids into Benchmark Performance Group's services, actual revenues to be derived as a result of any current or pending agreement, applicability of IEVM's technology, costs, delays, and any other difficulties related to IEVM's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. IEVM undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on the IET's products, please visit: www.ietusa.net

For more information on IEVM's Investor Relations, please visit: www.ietltd.net

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Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, President and CEO,

843-390-2500 or 843-390-3900 (fax);

president@ietltd.net